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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

Quantitative Group of Funds

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QUANTITATIVE GROUP OF FUNDS

55 Old Bedford Road

Lincoln, MA 01773

February 12, 2008,

Dear Fund Shareholder:

The Board of Trustees of the Quantitative Long/Short Fund (the "Fund"), a series of the Quantitative Group of Funds (the "Trust"), has approved the appointment of a new investment subadviser for the Fund. As of January 2, 2008, Analytic Investors, LLC ("Analytic") has been approved to serve as the investment subadviser to the Fund. There will be no increase in the aggregate advisory fee paid by the Fund, as a result of this change.

We are optimistic that the Fund will benefit from the management of this new investment subadviser.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund. If you have any questions, please call us at 1-800-326-2151.

Sincerely,

Willard Umphrey

President

QUANTITATIVE GROUP OF FUNDS

55 Old Bedford Road

Lincoln, MA 01773

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE QUANTITATIVE LONG/SHORT FUND

This document is an Information Statement and is being furnished to shareholders of the Quantitative Long/Short Fund (the "Fund") in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the "SEC"). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund is a non-diversified series of Quantitative Group of Funds (the "Trust"). Quantitative Investment Advisors, Inc. (the "Manager") serves as manager to the Fund and Analytic Investors, LLC ("Analytic") serves as investment subadviser to the Fund. As investment subadviser, Analytic provides the day-to-day management of the Fund's investments, subject to the overall supervision of the Manager.

Under the terms of the Manager-of-Manager's exemptive order received from the SEC, the Manager may enter into new or modified subadvisory agreements with existing or new investment subadvisers without approval of the Fund's shareholders, provided that an Information Statement is sent to shareholders of the affected portfolios explaining any changes and disclosing the aggregate fees paid to the subadvisers as a result of those changes. The Board of Trustees of the Trust (the "Board") reviews the subadvisory agreements annually.

The Fund will bear the expenses incurred in connection with preparing this Information Statement. This Information Statement will be mailed on or about February 12, 2008, to shareholders of record of the Fund as of January 2, 2008 (the "Record Date"). One Information Statement will be delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions from the shareholders. Shareholders sharing an address can call 1-800-326-2151 or write the Quantitative Group of Funds, 55 Old Bedford Road, Lincoln, MA 01773 to request to receive a separate annual report of shareholders or Information Statement, as applicable, in the future. As of the Record Date, 4,968,217.151 Ordinary shares and 72,443.235 Institutional shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date, is set forth in Appendix A.

YOU MAY OBTAIN A COPY OF THE FUND'S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS TO SHAREHOLDERS, FREE OF CHARGE, BY ACCESSING THE FUND'S WEBSITE AT WWW.QUANTFUNDS.COM, BY CALLING 1-800-326-2151, OR BY WRITING TO THE QUANTITATIVE GROUP OF FUNDS, 55 OLD BEDFORD ROAD, LINCOLN, MA 01773.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Introduction

As noted above, with Board approval, including a majority of the "non-interested" Trustees ("Independent Trustees"), as that term is used in the Investment Company Act of 1940, as amended (the "1940 Act"), the Manager may employ a new investment subadviser for a fund, change the terms of the subadvisory contracts, or enter into new subadvisory contracts. The Manager retains ultimate responsibility to oversee the investment subadvisers and to recommend their hiring, termination, and replacement. Shareholders of the Fund continue to have the right to terminate the advisory contract applicable to the Fund at any time by a vote of the majority of the outstanding voting securities of the Fund.

Appointment of Analytic

The Board unanimously approved Analytic to provide subadvisory services with respect to the Fund, as of January 2, 2008. The Manager oversees Analytic.

No officers or Trustees of the Fund are officers, employees, directors, general partners or shareholders of Analytic. In addition, since March 31, 2006, the beginning of the Fund's most recently completed fiscal year, no Trustee of the Fund has had, directly or indirectly, a material interest, material transaction or material proposed transaction with respect to which Analytic, any parent or subsidiary of Analytic or any subsidiary of the parent of such entities was or is to be a party.

Prior to January 2, 2008, the Fund was subadvised by SSgA Funds Management, Inc. ("SSgA"). Upon the recommendation of the Manager, the Board terminated the subadvisory agreement between the Manager and SSgA, effective January 2, 2008. The Manager made the recommendation to the Board to hire Analytic in the ordinary course of its ongoing evaluation of SSgA's performance and investment strategy. After extensive research of numerous candidate firms that included qualitative and quantitative analysis of each candidate's organizational structure, investment process and style and long-term performance record, the Manager chose to recommend Analytic. The Manager believes that the management style of Analytic is appropriately suited to the Fund and expects Analytic to maintain a well-diversified portfolio of stocks in the Fund.

On November 27, 2007, management of the Fund recommended to the Board the appointment of Analytic as the investment subadviser to the Fund. In recommending Analytic, Management considered various factors, including the fact that Analytic uses a quantitative, sound, repeatable investment process using strong investment tools and has prior experience and a performance record in long/short strategies and products. Management also considered Analytic's reputation of culture and service excellence and prior subadvisory experience with registered investment companies. Management believes this change will lead to better relative returns, improved potential to attract new shareholders and improved shareholder communication.

The Board considered the recommendation of the Manager, including the above factors when approving Analytic as investment subadviser, under the new subadvisory agreement between the Manager and Analytic ("Analytic Agreement"). In addition, in determining whether to approve the Analytic Agreement, the Board requested and received information that the Board believed to be reasonably necessary to reach its conclusion. The Board carefully evaluated this information and was advised by legal counsel to the Fund, with respect to its deliberations.

In considering the Analytic Agreement, the Board reviewed the following materials, including: (a) the Fund's performance and ratings data; (b) comparative performance information of both the Fund and Analytic; (c) a questionnaire prepared by Analytic's senior management on its organization, personnel, investment philosophy and process, products, trading processes and systems, risk management, performance history and fees; and (d) a Lipper Inc. comparative report and other comparative information on the Fund's returns, risks, rankings.

In considering the appointment of Analytic as investment subadviser, the Board, including the Independent Trustees, considered the proposed services to be provided by Analytic and analyzed the factors it deemed relevant, including the nature, quality and scope of services proposed for the Fund. The Board listened to and evaluated presentations on Analytic's history, management and the expertise of its staff. The Board reviewed Analytic's investment approach, organizational structure and the business experience of the professionals running the firm. The Board also reviewed the investment performance of similar portfolios for which Analytic has provided comparable services. After considering Analytic's role in the overall investment portfolio of the Fund and discussing Analytic's screening process for stock selection, the Board reviewed the Manager's expectations of Analytic and the reasons that the Manager considers Analytic to be a desirable choice as an investment subadviser. It also considered that Analytic's brokerage and soft dollar practices, under which Analytic does not allocate Fund brokerage to affiliated brokers and does not participate in any "soft dollar" arrangements. In making its determination to hire Analytic, the Board, including the Independent Trustees advised by legal counsel to the Fund, considered a number of factors, including the fees charged to comparable clients, and information regarding the firms' ownership structure, investment management experience, personnel, clients, assets under management, compliance policies and procedures, and investment philosophies and processes.

The Board received and considered information about the potential economies of scale and saving to the Fund if Analytic is able to grow the Fund in size. Because the engagement of Analytic as an investment subadviser is new with respect to the Fund, there is no historical profitability with regard to the firm's arrangements with the Fund. As a result, this factor was not considered by the Board. The Board also considered the compensation proposed for Analytic's services to the Fund, including (i) the fact that the subadvisory fee is paid out of the fees paid to the Manager; (ii) fees are not paid directly by the Fund; and (iii) the aggregate advisory fee paid by the Fund will not increase.

Based on their review of the information requested and provided, and following extended discussions concerning the same, the Board, including a majority of the Independent

Trustees, determined that approval of the Analytic Agreement was consistent with the best interests of the Fund and its shareholders, and the Board unanimously approved the Analytic Agreement on the basis of the foregoing review and discussions.

After review of the above factors, the Board, including separately all Independent Trustees, determined that the compensation payable to Analytic by the Adviser under the Analytic Agreement to be fair and reasonable in light of the nature, scope and quality of the services involved, the expenses involved, the usual and customary charges of others for services of the same nature and quality, and other such matters as the Trustees have considered to be relevant in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and the 1940 Act. The Board accordingly unanimously approved the appointment of Analytic to serve as investment subadviser to the Fund and to provide related advisory services. As noted above, at the same time, the Board terminated SSgA as the investment subadviser to the Fund. Information relating to the Analytic Agreement is set forth below under the "Description of Analytic Agreement."

Description of Existing Agreement with the Manager ("Management Agreement")

At the management and advisory fee level under the current advisory arrangement, the Manager is paid an annual fee equal to 1.00% of the Fund's average daily net assets. Under the Management Agreement, the Manager manages, supervises and conducts the affairs and business of the Fund and matters incidental thereto. The Management Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and the Management Agreement shall not be amended as to any series unless such amendment is approved at a meeting by an affirmative vote of a majority of the outstanding shares of the series, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Independent Trustees. The Management Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

Description of Analytic Agreement

The Manager has entered into the Analytic Agreement with Analytic, effective January 2, 2008 to manage the day-to-day operations of the Fund and to provide a continuous investment program, including investment research and management for all securities, investments and cash equivalents that are purchased, retained or sold by the Fund. Analytic is responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund and will provide services under the Analytic Agreement in accordance with the Fund's investment objective, policies and restrictions and the description therein of its investment strategy and style.

The Analytic Agreement contains substantially the same terms and conditions as the former agreement with SSgA. Specifically, duties to be performed under this subadvisory agreement and the standard of care of the agreement are identical to other subadvisory agreements with the Trust's other investment subadvisers. The fees paid to Analytic differ from those paid to

SSgA, the former investment subadviser. SSgA received an annual subadvisory fee of 0.50% of the Fund's average daily net assets up to $20 million and of 0.35% for additional assets. Under the Analytic Agreement, Analytic receives an annual subadvisory fee of 0.45% of the Fund's average daily net assets up to $100 million and of 0.40% for additional assets. Based on the average daily net assets for the Fund as of October 31, 2007, this change in subadvisory fees would represent a moderate increase in subadvisory fees paid. Such fee is paid by the Manager to the investment subadviser from the 1.00% management fee that the Manager receives under the Management Agreement. The management fees paid the by the Fund will not increase as a result of the appointment of Analytic as the Fund's investment subadviser.

The Analytic Agreement became effective on January 2, 2008 and will continue in effect until January 1, 2010 and thereafter only if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

The Analytic Agreement will automatically terminate upon its assignment and may be terminated without penalty at any time by the Trust or Manager on not less than 30 days' written notice, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund. Analytic may also terminate the Analytic Agreement without penalty upon 150 days' written notice to the Manager.

Description of Analytic

Analytic, located at 500 South Grand Avenue, 23rd Floor, Los Angeles, California 90071, is a Delaware limited liability company. Analytic was founded in 1970 as one of the first independent counsel firms specializing in the creation and continuous management of option strategies of both equity and debt portfolios for fiduciaries and other long-term investors. Analytic serves mutual funds, pensions, profit-sharing plans, endowments, foundations, corporate investment portfolios, mutual savings banks and insurance companies. Analytic had approximately $11.7 billion of assets under management as of September 30, 2007. It is an indirect wholly-owned subsidiary of Old Mutual plc, a multi-national financial services firm, headquartered at 5th Floor, Old Mutual Place, 2 Lambeth Hill, London  EC4V 4GG, United Kingdom.

Harindra de Silva, Ph.D., CFA, Dennis Bein, CFA, and Steve Sapra, CFA are portfolio managers of Analytic and have primary responsibility for subadvising the Fund's assets. Dr. de Silva is President of Analytic and is responsible for Analytic's strategic direction and the ongoing development of its investments processes. Mr. Bein is Chief Investment Officer of Analytic and is responsible for ongoing research for Analytic's U.S. equity strategies as well as the day-to-day portfolio management and trading of those accounts. He joined Analytic in 1995. Mr. Sapra has served as a portfolio manager of Analytic responsible for research, portfolio management and trading of Analytic's U.S. equity strategies since joining the firm in 1999.

Analytic invests the Fund's portfolio using the Analytic's "Core Equity Plus Strategy." Analytic's "Core Equity Plus Strategy" invests 120-130% long and 20-30% short in U.S. large cap stocks. Analytic seeks to exceed the return of large cap U.S. benchmarks, over full market cycles with no greater volatility than the benchmark.

The principal executive officer of Analytic is Roger Clarke; the principal occupation of Mr. Clarke is Chairman of Analytic. The names and principal occupations of the principal executive officers and each director of Analytic, all located at 500 South Grand Avenue, 23rd Floor, Los Angeles, California 90071, are listed below.

Name	Principal Occupation/Department

Roger Clarke	Chairman/Research Oversight

Harindra de Silva	President/Research and Portfolio Management Oversight

Dennis Bein	Chief Investment Officer/Research, Portfolio Management, Trading (Equities)

Gregory McMurran	Chief Investment Officer/Research, Portfolio Management, Trading (Derivatives)

Marie Nastasi Arlt	Chief Operating Officer

Mark Arredondo	Director, Operations & Technology

Amy Stueve	Chief Compliance Officer

Brian Haskin	Managing Director/Marketing & Service

Scott Powers	Director (Chief Executive Officer – Old Mutual Asset Management)

Thomas Turpin	Director (Chief Operating Officer – Old Mutual Asset Management)

Affiliated Brokers

The Fund paid no commissions to affiliated brokers as of the fiscal year ended March 31, 2007.

Other Investment Companies

Analytic provides investment advisory services to other investment companies using Analytic's "Core Equity Plus Strategy."

General Information on the Trust

The Trust is a management investment company registered under the 1940 Act, and was organized as a Massachusetts business trust on June 27, 1983. The Trust's principal executive office is located at 55 Old Bedford Road, Lincoln, MA 01773. The principal offices of the principal underwriter of the Fund, U.S. Boston Capital Corporation, and the Manager of the Fund, Quantitative Investment Advisors, Inc., are located at 55 Old Bedford Road, Lincoln, MA 01773. The Fund's custodian is State Street Kansas City, located at 801 Pennsylvania Ave., Kansas City, MO 64105. The Fund's counsel is Kirkpatrick & Lockhart Preston Gates Ellis LLP, located at State Street Financial Center, One Lincoln Street, Boston, MA 02111-2950.

YOU MAY OBTAIN AN ADDITIONAL COPY OF THIS INFORMATION STATEMENT OR A COPY OF THE FUND'S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY ACCESSING THE FUND'S WEBSITE AT WWW.QUANTFUNDS.COM, BY WRITING TO THE QUANTITATIVE GROUP OF FUNDS AT 55 OLD BEDFORD ROAD, LINCOLN, MA 01773, OR BY CALLING 1-800-326-2151.

APPENDIX A

Beneficial Owners

As of the Record Date, the following persons owned of record, or were known to own beneficially, 5% or more of the outstanding Institutional shares of the Quantitative Long/Short Fund. Trustee ownership is set forth below.

Shareholder	Percentage of Shares	Number of Shares
USB Corporation 401(k) Plan [1,2] 55 Old Bedford Road Lincoln, MA 01773	58.71%	42,529.285
Carol A. Higgins 21747 Fall River Drive Boca Raton, FL 33428	7.75%	5,614.217
USB Corporation PSRP for the benefit of Leon Okurowski 55 Old Bedford Road Lincoln, MA 01773	5.64%	4,086.198

1 Account is an omnibus account consisting of various owners.

2 USB Corporation 401(k) Plan, by beneficially owning over 25% of the outstanding voting securities of the Fund, is a control person of the Fund.

As of the Record Date, there were no persons who owned of record, or were known to own beneficially, 5% or more of the outstanding Ordinary shares of the Quantitative Long/Short Fund.

Trustee and Officer Ownership

As of the Record Date, Willard L. Umphrey beneficially owned 7.48%1 of the outstanding Institutional shares of the Fund.

As of the Record Date, Leon Okurowski beneficially owned 18.88%1 of the outstanding Institutional shares of the Fund.

As of the Record Date, Robert M. Armstrong beneficially owned 2.27% of the outstanding Institutional shares of the Fund.

As of the Record Date, no other executive officers or Trustees owned more than 1% of the outstanding shares of the Fund.

1 Total percentage includes various personal accounts.